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Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President and CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 The Trout Group LLC Chad Rubin (Investors)

Tel: (212) 477-9007 ext. 47

Avalon Pharmaceuticals Appoints David Kabakoff, Ph.D., to Its Board of Directors

GERMANTOWN, MD, October 13, 2006 — Avalon Pharmaceuticals, Inc. (Nasdaq and ArcaEx®: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced the appointment of David Kabakoff, Ph.D., to its board of directors effective October 11, 2006. The addition of Dr. Kabakoff brings the Avalon Board to 10 members.

“We are pleased to welcome Dr. David Kabakoff to the Avalon Board,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon Pharmaceuticals. “His leadership and experience in both science and business will provide a valuable perspective to Avalon and we look forward to his contribution.”

“I am very pleased to join the Board of Avalon Pharmaceuticals, a company with a unique approach to drug discovery and development,” stated Dr. Kabakoff.

About Dr. Kabakoff
Dr. Kabakoff is the current President and CEO of Strategy Advisors which he established in 2001 to provide business and strategic advisory services to life sciences companies. Prior to its acquisition by Cephalon, Inc. in June 2005, Dr. Kabakoff served as Chairman and Chief Executive Officer of Salmedix, Inc., a company he co-founded in 2001 to develop novel oncology drugs. From 1996 to September 2000, Dr. Kabakoff held executive management positions with Dura Pharmaceuticals, a specialty pharmaceutical company, acquired by Elan Pharmaceuticals. Prior to joining Dura, Dr. Kabakoff was Chairman and Chief Executive Officer of Corvas International, a biopharmaceutical firm focused on cardiovascular and inflammatory diseases, and held senior management positions with Hybritech, Inc., a pioneer in the field of monoclonal antibodies, which was acquired by Eli Lilly & Co. in 1986. Dr. Kabakoff received his Ph.D. in Chemistry from Yale University and his B.A. in Chemistry from Case Western Reserve University. Dr. Kabakoff serves on the Boards of Intermune, Inc., Rx3 Pharmaceuticals and Allylix, Inc.

About Avalon Pharmaceuticals, Inc.
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently considered intractable using conventional HTS approaches, allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy that can stratify patients or provide early indicators of response. Avalon’s focus is oncology but the company has discovery programs in other therapeutic areas with partners. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.